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                                                                Exhibit (c)(10)


                                 March 22, 1999



Richard J. Heckmann
Chief Executive Officer
United States Filter Corporation
40-004 Cook Street
Palm Desert, CA 92211


Dear Richard:

          This letter agreement (this "Letter Agreement") sets forth the understanding among United States Filter Company (the "Company"), Vivendi ("Parent") and you regarding your right to purchase the Company's airplane.

          You shall be entitled to purchase the Company's Canadair Challenger aircraft, model No. 601-3ER, tail No. N502F, at its then depreciated cost, at such time as you retire or, if earlier, at such time as the Company determines that it shall sell such aircraft to any third party. You may, in your sole discretion, deliver to the Company previously acquired shares of Parent stock in payment or partial payment of such purchase price, which shares shall be valued at their fair market value on the date such shares are delivered to the Company.

          This Letter Agreement is entered into as of the date hereof; provided, however, that its effectiveness is conditioned on the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among the Parent, EAU Acquisition Corp. and the Company, dated as of March 22, 1999.

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          IN WITNESS WHEREOF, the parties have executed this Letter Agreement on this March 22, 1999.


                                        VIVENDI


                                        By:  /s/ Jean-Marie Messier
                                           ------------------------------------
                                        Title: President Directeur General
                                              ---------------------------------


                                        UNITED STATES FILTER CORPORATION


                                        By: /s/ Richard J. Heckmann
                                           ------------------------------------
                                        Title: C.E.O.
                                              ---------------------------------


                                        RICHARD J. HECKMANN

                                        /s/ Richard J. Heckmann
                                        ---------------------------------------



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